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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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INTEL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INTEL CORPORATION
2200 Mission College Blvd.
Santa Clara, CA 95052-8119
(408) 765-8080

April 10, 2002

Dear Stockholder:

        Intel's 2002 Annual Stockholders' Meeting will be held on May 22, 2002 at the Santa Clara Convention Center in Santa Clara, California, and we look forward to your attendance either in person or by proxy. For your convenience, we are pleased to offer a live Webcast of the annual meeting at www.intc.com.

        The notice of annual meeting, proxy statement and proxy card from Intel's Board of
Directors (the "Board") are enclosed. You may also read the notice of annual meeting on the
Internet at www.intel.com/intel/annual01 and the proxy statement on the Internet at www.intel.com/intel/finance/proxy02.

        We encourage you to conserve natural resources, as well as reduce printing and mailing costs, by signing up for electronic delivery of Intel stockholder communications. For more information, see "Electronic Delivery of Intel Stockholder Communications" on page 2.

        At this year's annual meeting, the agenda includes the annual election of directors and a proposal to ratify the appointment of our independent auditors. The Board recommends that you vote FOR election of the slate of director nominees and FOR ratification of appointment of the independent auditors. Please refer to the proxy statement for detailed information on each of the proposals.

        Please refer to the proxy statement for more detailed information about the annual meeting. If you have any questions concerning the annual meeting or any of the proposals, please contact Intel Investor Relations at (408) 765-4994. For questions regarding your stock ownership, you may contact our transfer agent, Computershare Investor Services, LLC, by e-mail at web.queries@computershare.com or by phone at (800) 298-0146 (within the U.S. and Canada) or (312) 360-5123 (outside the U.S. and Canada, call collect). For questions relating to voting, you may contact D. F. King & Co., Inc., our proxy solicitors, at (800) 347-4750 (within the U.S. and Canada) or (212) 269-5550 (outside the U.S. and Canada, call collect).

Sincerely yours,

Andrew S. Grove
 Chairman of the Board

INTEL CORPORATION

Notice of Annual Stockholders' Meeting
May 22, 2002
10:00 a.m. Pacific Time

Dear Stockholder:

        You are cordially invited to attend our 2002 Annual Stockholders' Meeting, which will be held on May 22, 2002 at the Santa Clara Convention Center, Santa Clara, California, at 10:00 a.m. Pacific Time. Driving directions and a map appear on the back cover of this proxy statement. For your convenience, we are also pleased to offer a live Webcast of the annual meeting at www.intc.com. For further details, see "Attending the Annual Meeting" on page 3. We are holding the annual meeting for the following purposes:

  1.
  To elect a board of directors to hold office until the next annual stockholders' meeting or until their respective successors have been elected or appointed.

  2.
  To ratify the appointment of Ernst & Young LLP as our independent auditors for 2002.

  3.
  To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the meeting.

        These items are more fully described in the following pages, which are made part of this notice. Only stockholders of record on our books at the close of business on March 25, 2002 will be entitled to vote at the annual meeting. For 10 days prior to the annual meeting, a list of stockholders entitled to vote will be available for inspection at Intel's offices, 2200 Mission College Blvd., Santa Clara, California 95052-8119. If you would like to view the stockholder list, please call Intel Investor Relations at (408) 765-4994 to schedule an appointment.

        To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting. Most stockholders have three options for submitting their vote: (1) via the Internet, (2) by phone or (3) by mail, using the paper proxy card. For further details, see your proxy card and "Voting" on page 3. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient for you, and it also saves your company significant postage and processing costs.

                      THE BOARD OF DIRECTORS

                      By: F. THOMAS DUNLAP, JR.
                       Secretary

Santa Clara, California
April 10, 2002

DOORS WILL OPEN AT 9:30 a.m.

ELECTRONIC DELIVERY OF INTEL STOCKHOLDER COMMUNICATIONS

        We encourage you to conserve natural resources, as well as reduce printing and mailing costs, by signing up for electronic delivery of Intel stockholder communications. With electronic delivery, you will receive documents such as the annual report and the proxy statement as soon as they are available, and you can easily submit your stockholder votes online. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To sign up for electronic delivery:

  1.
  If you are a registered holder (you hold your Intel shares in your own name through Intel's transfer agent, Computershare Investor Services, LLC, or you have stock certificates), visit www.us-computershare.com/consent/intel to enroll.

  2.
  If you are a beneficial holder (your shares are held by a brokerage firm, a bank or a trustee), visit www.icsdelivery.com/intel to enroll.

        Your electronic delivery enrollment will be effective until canceled. If you have questions about electronic delivery, please call Intel Investor Relations at (408) 765-4994.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

        In accordance with notices we sent to certain stockholders, we are sending only one copy of our annual report and proxy statement to stockholders who share the same last name and address unless they have notified us that they wish to continue receiving multiple copies. This practice, known as "householding," is designed to reduce duplicate mailings and save printing and postage costs as well as natural resources.

        If you received a householded mailing this year and you would like to have additional copies mailed to you or you would like to opt out of this practice for future mailings, please submit your request via e-mail to corporate.secretary@intel.com or in writing to Intel's corporate secretary at M/S SC4-203, 2200 Mission College Blvd., Santa Clara, California 95052-8119. Similarly, you may also contact us if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

ATTENDING THE ANNUAL MEETING

        We are pleased to offer two options for our 2002 annual meeting: (1) viewing a live Webcast at www.intc.com or (2) attending in person. The annual meeting will be held at 10:00 a.m. Pacific Time on Wednesday, May 22, 2002 at the Santa Clara Convention Center, Santa Clara, California, located at the corner of Great America Parkway and Tasman Drive. Driving directions and a map to the Convention Center are on the back cover of this proxy statement. When you arrive at the Convention Center, signs will direct you to the appropriate meeting rooms. Please note that the doors to the meeting rooms will not be open until 9:30 a.m., and due to security measures, all bags will be subject to search and all persons who attend the meeting will be subject to a metal detector and/or a hand wand search. We will be unable to admit anyone who does not comply with these security procedures. Cameras and other recording devices will not be permitted in the meeting hall. If you choose to view the Webcast, go to www.intc.com shortly before the meeting time, and follow the instructions for downloading the Webcast. During the Webcast, you will be able to submit questions by following the instructions on the site. If you miss the annual meeting, you can view a replay of the Webcast at www.intc.com until June 21, 2002. You need not attend the annual meeting in order to vote.

VOTING

        To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. Most stockholders have three options for submitting their vote: (1) via the Internet, (2) by phone or (3) by mail, using the paper proxy card. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient for you, and it saves your company significant postage and processing costs. In addition, when you vote via the Internet or by phone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. See your proxy card, or the e-mail you received for electronic delivery of this proxy statement, for further instructions on voting. If you attend the annual meeting, you may also submit your vote in person, and any previous votes that you submitted, whether by Internet, phone or mail, will be superseded by the vote that you cast at the annual meeting. If you participate in the Intel Stock Fund through the 401(k) Savings Plan, you must submit your vote by May 20, 2002 to allow Mellon Bank, N.A., the plan trustee, time to receive your voting instructions and vote on behalf of the plan. If you have any questions about submitting your vote, call Intel Investor Relations at (408) 765-4994.

INTEL CORPORATION
2200 Mission College Blvd.
Santa Clara, CA 95052-8119

PROXY STATEMENT

        The enclosed proxy is solicited by Intel's Board of Directors (the "Board") for the Annual Stockholders' Meeting to be held at the Santa Clara Convention Center, Santa Clara, California, on Wednesday, May 22, 2002, at 10:00 a.m. Pacific Time, and at any postponement or adjournment of the meeting, for the purposes set forth in "Notice of Annual Stockholders' Meeting" on page 1.

Record Date and Share Ownership

        Only stockholders of record on our books at the close of business on March 25, 2002 will be entitled to vote at the annual meeting. Presence in person or by proxy of a majority of the shares of common stock outstanding on the record date is required for a quorum. As of the close of business on February 22, 2002, we had 6,703,119,858 outstanding shares of common stock. We made copies of this proxy statement available to stockholders beginning on April 10, 2002.

Submitting and Revoking Your Proxy

        If you complete and submit your proxy (see "Voting" on page 3), the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote the shares represented by your proxy as follows:

  •
  FOR the election of the nominees for director set forth in "Proposal 1: Election of Directors" on page 5; and

  •
  FOR ratification of the appointment of Ernst & Young LLP as our independent auditors for 2002.

        In addition, if other matters come before the annual meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. Intel has not received notice of other matters that may properly be presented at the annual meeting. You may revoke your proxy at any time prior to the start of the annual meeting by: (1) submitting a later-dated vote, either in person at the annual meeting, via the Internet, by telephone or by mail (see "Voting" on page 3), or (2) delivering instructions to Intel's corporate secretary at M/S SC4-203, 2200 Mission College Blvd., Santa Clara, California 95052-8119.

        If you participate in the Intel Stock Fund through the 401(k) Savings Plan, your proxy represents the number of shares in your plan account as well as other shares registered in your name, such as Intel stock acquired through the Dividend Reinvestment Plan or stock certificates issued to you. For shares in your plan account, your proxy will serve as a voting instruction for Mellon Bank, N.A., the plan trustee, or its designee. If Mellon Bank or its designee does not receive voting instructions for shares in your plan account, Mellon Bank will vote those shares in the same proportion as other plan participants' shares for which voting instructions have been received. You must submit your voting instructions to Mellon Bank by May 20, 2002 to allow Mellon Bank time to receive your voting instructions and vote on behalf of the plan.

        Each share of Intel common stock outstanding on the record date will be entitled to one vote on all matters. The 11 candidates for election as directors who receive the highest number of affirmative votes will be elected. Ratification of the independent auditors for Intel requires the affirmative vote of a majority of the shares of common stock present or represented and voting at the annual meeting. For the purpose of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are not counted or deemed to be present or represented for purposes of determining whether stockholders have approved that matter, but they are counted as present for purposes of determining the existence of a quorum at the annual meeting.

PROPOSAL 1:    ELECTION OF DIRECTORS

        Intel's current Board and its nominees for the upcoming election include eight independent directors, as defined in the applicable rules for companies traded on The Nasdaq Stock Market*, and three members of Intel's senior management. Each director serves a one-year term, with all directors subject to annual election.

        The Board has nominated the persons listed below to serve as directors for the term beginning at the Annual Stockholders' Meeting on May 22, 2002. Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies received FOR the election of each nominee named in this section. Each current director has been nominated for reelection, except Leslie L. Vadasz, a director for 14 years, who is retiring from the Board and will not be standing for reelection. Mr. Paul Otellini has been nominated for election to fill the vacancy resulting from Mr. Vadasz's retirement from the Board.

        If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the persons named as proxies may vote either (1) for a substitute nominee designated by the present Board to fill the vacancy or (2) for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board. The Board has no reason to believe that any of the following nominees will be unwilling or unable to serve if elected as a director. Such persons have been nominated to serve until the next annual stockholders' meeting following the 2002 annual meeting or until their successors, if any, are elected or appointed. This section contains the names and biographical information for each of the nominees. The Board recommends a vote "FOR" the election of each of the following nominees.

Craig R. Barrett 62 Years Old Director Since 1992 Chief Executive Officer of Intel	Craig R. Barrett has been Chief Executive Officer since 1998 and a director of Intel since 1992. Dr. Barrett joined Intel in 1974. In 1984, he was elected Vice President, and in 1985 he became Vice President and General Manager of the Components Technology and Manufacturing Group. Dr. Barrett became a Senior Vice President in 1987 and General Manager of the Microcomputer Components Group in 1989. He was an Executive Vice President from 1990 to 1997, Chief Operating Officer from 1993 to 1998 and President from 1997 to January 2002. Dr. Barrett is also a director of Qwest Communications International Inc., the U.S. Semiconductor Association, the National Forest Foundation, Achieve and the Silicon Valley Manufacturing Group. Dr. Barrett is a member of the National Academy of Engineering.

John P. Browne 54 Years Old Director Since 1997 Group Chief Executive of BP p.l.c.
John P. Browne, formally known as The Lord Browne of Madingley, has been a director of Intel since 1997. He has been a Managing Director since 1991 and Group Chief Executive since 1995 of BP p.l.c., a provider of energy and petrochemicals. Lord Browne is also a director of the Goldman Sachs Group, Inc., a member of the Chairman's Council of DaimlerChrysler AG and a trustee of the British Museum. He is a Fellow of the Royal Academy of Engineering in the United Kingdom, a Fellow of
the Institute of Mining and Metallurgy, a Fellow of the Institute
of Physics, an Honorary Fellow of the Institute of Chemical Engineers and an Honorary Fellow of St. John's College, Cambridge. Lord Browne is also Emeritus Chairman of the Advisory Board of the Graduate School of Business, Stanford University, a trustee of The Conference Board, Inc. and a Vice President of the Prince of Wales Business Leaders Forum.
Winston H. Chen 60 Years Old Director Since 1993 Chairman of Paramitas Foundation
Winston H. Chen has been a director of Intel since 1993 and is Chairman of the Audit Committee of the Board. He is Chairman of Paramitas Foundation, a private foundation. Between 1978 and 1994, he held several positions, including President, Chief Executive Officer and Chairman of the Board of Directors, at Solectron Corporation, an electronics contract manufacturer. Dr. Chen served as a director of Solectron until January 2002. Dr. Chen is a member of the Board of Trustees of Santa Clara University and the Board of Trustees of Stanford University.
Andrew S. Grove 65 Years Old Director Since 1974 Chairman of the Board of Intel
Andrew S. Grove has been a director of Intel since 1974 and Chairman of the Board since 1997. Dr. Grove participated in founding Intel in 1968 and served as Vice President and Director of Operations through 1974. He became an Executive Vice President in 1975 and was Chief Operating Officer from 1976 to 1987. Dr. Grove was President from 1979 to 1997 and Chief Executive Officer from 1987 to 1998. He is a part-time Lecturer at the Graduate School of Business, Stanford University, and a director of CaP CURE and the International Rescue Committee. Dr. Grove is also a member of the National Academy of Engineering and a Fellow of the Institute of Electrical and Electronic Engineers ("IEEE").
D. James Guzy 66 Years Old Director Since 1969 Chairman of Arbor Company
D. James Guzy has been a director of Intel since 1969 and is Chairman of the Nominating Committee of the Board. Since 1969, he has been Chairman of Arbor Company, a limited partnership engaged in the electronics and computer industry. Mr. Guzy is also Chairman of the Board of PLX Technology,
Inc. and a director of Cirrus Logic, Inc., Micro Component Technology, Inc., Novellus Systems, Inc., LogicVision, Inc.,
Davis Selected Group of Mutual Funds and Alliance Capital Management Technology Fund.

Reed E. Hundt 54 Years Old Director Since 2001 Senior Advisor to McKinsey & Company, Inc. and Venture Partner of Benchmark Capital
Reed E. Hundt has been a director of Intel since 2001 and a senior advisor on information industries to McKinsey & Company, Inc., a management consulting firm, since 1998. Mr. Hundt has also been a special advisor since 2000 to the Blackstone Group, a private equity firm. He has been a venture partner since 1999 at Benchmark Capital, a venture capital firm that specializes in investments in high-tech companies. From
1993 to 1997, Mr. Hundt was Chairman of the Federal Communications Commission. From 1999 to 2001, he served as a member of the Intel Policy Advisory Board. Mr. Hundt is a director of Allegiance Telecom, Inc.
Paul S. Otellini 51 Years Old President and Chief Operating Officer of Intel
Paul S. Otellini has been Intel's President and Chief Operating Officer since January 2002. Mr. Otellini joined Intel in 1974 and has held a number of positions, including General Manager of Intel's Peripheral Components Operation and the Folsom Microcomputer Division. In 1990, Mr. Otellini became the General Manager of the Microprocessor Products Group, leading the introduction of the Intel® Pentium® processor. He was elected a corporate officer in 1991, a Senior Vice President in 1993 and Executive Vice President in 1996. Mr. Otellini served since 1996 as General Manager of the Sales and Marketing Group and then the Intel Architecture Group. Mr. Otellini is a director of Autodesk, Inc.
David S. Pottruck 53 Years Old Director Since 1998 President and Co-Chief Executive Officer of The Charles Schwab Corporation
David S. Pottruck has been a director of Intel since 1998 and is Chairman of the Finance Committee of the Board. Mr. Pottruck is President and Co-Chief Executive Officer of The Charles Schwab Corporation, a financial services provider. Mr. Pottruck is a member of the Board of Governors of Nasdaq, Inc. and is also a director of U.S. Trust Corporation, DoveBid, Inc., Committee on Jobs, and the U.S. Ski and Snowboard Team Foundation. He is a trustee of the University of Pennsylvania.
Jane E. Shaw 63 Years Old Director Since 1993 Chairman and Chief Executive Officer of AeroGen, Inc.
Jane E. Shaw has been a director of Intel since 1993 and is Chairman of the Compensation Committee of the Board. Dr. Shaw is Chairman and Chief Executive Officer of AeroGen, Inc., a company specializing in controlled delivery of drugs to the lungs. She founded The Stable Network, a biopharmaceutical consulting company, in 1995. She was President and Chief Operating Officer of ALZA Corporation, a drug delivery company, from 1987 to 1994. Dr. Shaw is a director of IntraBiotics Pharmaceuticals, Inc., McKesson Corporation and Boise Cascade Corporation.

David B. Yoffie 47 Years Old Director Since 1989 Professor of International Business Administration, Harvard Business School
David B. Yoffie has been a director of Intel since 1989. He is Lead Independent Director, Chairman of the Corporate Governance Committee of the Board and Chairman of the Executive Committee of the Board. Dr. Yoffie has been the Max and Doris Starr Professor of International Business Administration at the Harvard Business School since 1993 and has been on the Harvard University faculty since 1981. He is also a director of the National Bureau of Economic Research, E-Ink Corporation and Englishtown.com.
Charles E. Young 70 Years Old Director Since 1974 President of the University of Florida
Charles E. Young has been a director of Intel since 1974. He is President of the University of Florida and Chancellor Emeritus of the University of California at Los Angeles. Dr. Young served as Chancellor of the University of California at Los Angeles from 1968 to 1997. He is a director of Nicholas-Applegate Growth Equity Fund, Inc., I-MARK, Inc., Fiberspace, Inc. and Student Advantage, Inc.

        Except as noted, each nominee has been engaged in the principal occupation described during the past five years. There are no family relationships among any directors or executive officers of Intel. Stock ownership information is shown under the heading "Security Ownership of Certain Beneficial Owners and Management" on page 13 and is based on information furnished by the respective individuals.

Retiring Director

Leslie L. Vadasz 65 Years Old Executive Vice President and President, Intel Capital	Leslie L. Vadasz has been a director of Intel since 1988 and has been Executive Vice President and President, Intel Capital, since 2000. Intel Capital is responsible for Intel's strategic investment programs. Mr. Vadasz joined Intel in 1968 when it was founded and has held various positions at Intel since that date. Mr. Vadasz was Senior Vice President of Intel and Director of Corporate Business Development from 1991 to 2000. He is a Fellow of the IEEE.

Directors Emeriti

        The Board has elected the following former Intel directors to serve as Directors Emeriti. Directors Emeriti are invited to attend Board and committee meetings, but they do not have voting rights. Upon Mr. Vadasz's retirement from the Board, the Board intends to elect Mr. Vadasz as a Director Emeritus.

Gordon E. Moore 73 Years Old Director Emeritus Since 2001 Chairman Emeritus of the Board of Intel Since 1997	Gordon E. Moore was a director of Intel from 1968 to 2001 and has been Chairman Emeritus of the Board since 1997. Dr. Moore co-founded Intel in 1968. Prior to 1975, he served as Executive Vice President; from 1975 to 1979 he served as President; from 1975 to 1987 he served as Chief Executive Officer; and from 1979 to 1987 he served as Chairman. Dr. Moore is a director of Gilead Sciences, Inc., a member of the Board of Trustees of the California Institute of Technology, a member of the National Academy of Engineering and a Fellow of the IEEE.

Arthur Rock 75 Years Old Director Emeritus Since 1999 Principal of Arthur Rock and Company
Arthur Rock is a principal of Arthur Rock and Company, a venture capital firm, and was a director of Intel from 1968 to 1999. During Mr. Rock's service as a member of the Board, he served variously as Chairman of the Board, Lead Independent Director, and Chairman of the Audit Committee and other Board committees. He is also a director of Echelon Corporation, a trustee emeritus of the California Institute of Technology and a member of the Board of Governors of Nasdaq, Inc.

BOARD COMMITTEES AND MEETINGS

        The Board consists of 11 authorized directors as described in "Proposal 1: Election of Directors" on page 5. The current Board members and nominees for election include eight independent directors and three members of Intel's senior management. The Board also has two Directors Emeriti who participate in Board meetings but do not vote. The Board meets throughout the year on a set schedule, and also holds special meetings and acts by written consent from time to time as appropriate. Board agendas include regularly scheduled sessions for the independent directors to meet without management present, and the Board's Lead Independent Director leads those sessions. The Board has delegated various responsibilities and authority to different Board committees as described in this section of the proxy statement. Board members have access to all Intel employees outside of Board meetings, and the Board has a director program that encourages each director to visit different Intel sites worldwide on a regular basis and meet with local management at those sites.

        The Board currently has, and appoints the members of, standing Executive, Audit, Finance, Nominating, Corporate Governance and Compensation Committees. Each of these committees has a written charter approved by the Board. The members of the committees are identified in the following table.

Director	Executive	Audit	Finance	Nominating	Corporate Governance	Compensation
C. Barrett	X
J. Browne		X				X
W. Chen		Chair				X
A. Grove	X
J. Guzy		X		Chair	X
R. Hundt		X			X
D. Pottruck			Chair			X
J. Shaw				X	X	Chair
L. Vadasz
D. Yoffie	Chair		X	X	Chair
C. Young			X	X	X

        The Executive Committee may exercise the authority of the Board between Board meetings, except to the extent that the Board has delegated authority to another committee or to other persons, and except as limited by Delaware law. The Executive Committee held two meetings in 2001.

        The Audit Committee assists the Board in its general oversight of Intel's financial reporting, internal controls and audit functions. During 2001, the Audit Committee held three meetings. The responsibilities and activities of the Audit Committee are described in greater detail in the "Report of the Audit Committee" on page 25.

        The Finance Committee reviews and recommends matters related to Intel's capital structure, including issuing and restructuring debt and equity securities; Intel's dividend policy and dividend declarations; banking arrangements, including investments of corporate cash; and management of the corporate debt structure. In addition, the Finance Committee reviews and approves structured finance and other cash management transactions whose authorization is not otherwise approved by the Board or delegated to Intel's management. During 2001, the Finance Committee held two meetings.

        The Nominating Committee makes recommendations to the Board regarding the size and composition of the Board. The Nominating Committee establishes procedures for the nomination process, recommends candidates for election to the Board and nominates officers for election by the Board. The Nominating Committee held one meeting during 2001. The Nominating Committee considers nominees proposed by the stockholders. To recommend a prospective nominee for the Nominating Committee's consideration, you may submit the candidate's name and qualifications to Intel's corporate secretary via e-mail to corporate.secretary@intel.com or in writing to the following address: M/S SC4-203, 2200 Mission College Blvd., Santa Clara, California 95052-8119.

        The Corporate Governance Committee reviews and reports to the Board on a periodic basis with regard to matters of corporate governance. The Corporate Governance Committee also reviews and assesses the effectiveness of the Board's Guidelines on Significant Corporate Governance Issues and recommends to the Board proposed revisions to the Guidelines. In addition, the Corporate Governance Committee makes recommendations to the Board regarding the agenda for Intel's annual stockholders' meetings, and reviews stockholder proposals and makes recommendations to the Board for action on such proposals. The Corporate Governance Committee held two meetings during 2001.

        The Compensation Committee administers Intel's stock option plans, including reviewing and granting stock options to officers and other employees under Intel's stock option plans. The Compensation Committee also reviews and approves various other company compensation policies and matters, and reviews and approves salaries and other matters relating to executive officer compensation. The Compensation Committee regularly acts by written consent, and it held two meetings during 2001. For further information, see "Report of the Compensation Committee on Executive Compensation" on page 16.

        Board members also sit on the Investment Policy Committee for Intel's employee retirement plans. This committee also includes Intel management and representatives, and is responsible for adopting and amending investment policies as well as selecting and monitoring service providers for the plans. The committee also selects the investment alternatives offered under Intel's 401(k) Savings Plan.

        The Board held nine meetings during 2001. Each director is expected to attend each meeting of the Board and the committees on which he or she serves. In addition to meetings, the Board and its committees review and act upon matters through written consent procedures. No director attended less than 75% of all the meetings of the Board and the committees on which he or she served in 2001.

CORPORATE GOVERNANCE GUIDELINES

        The Board has adopted the Guidelines on Significant Corporate Governance Issues, and the Board's Corporate Governance Committee is responsible for overseeing the Guidelines and reporting and making recommendations to the Board concerning corporate governance matters. The Guidelines are published on the Internet at www.intc.com/intel/finance/corp_ gov.htm. Among other matters, the Guidelines include the following:

  •
  A majority of the members of the Board are independent directors, as defined in the applicable rules for Nasdaq-traded issuers. Independent directors do not receive consulting, legal or other fees from Intel other than Board compensation.

  •
  Directors stand for reelection every year. Independent directors may not stand for reelection after age 72, and employee directors, other than former Chief Executive Officers, may not stand for reelection after age 65.

  •
  The Board appoints members of Board committees.

  •
  The Audit, Nominating, Compensation and Corporate Governance Committees consist entirely of independent directors.

  •
  The Board has a process whereby the Board and its members are subject to periodic self-evaluation and self-assessment.

  •
  At least annually, the Board reviews Intel's strategic long-range plan, business unit initiatives, capital projects and budget matters.

  •
  The Board has established the position of Lead Independent Director, which is currently held by Dr. Yoffie. Independent directors meet on a regular basis apart from other Board members and management representatives, and the Lead Independent Director is responsible for setting the agenda and running the meetings.

  •
  The Chief Executive Officer periodically reports to the Board on succession planning and management development.

  •
  At least annually, the Board evaluates the performance of the Chief Executive Officer and other senior management personnel.

  •
  Incentive compensation plans link pay directly and objectively to measured financial goals set in advance by the Compensation Committee. For additional information, see "Report of the Compensation Committee on Executive Compensation" on page 16.

Policy on Poison Pill Plans

        In 2001, Mr. Nick Rossi, an Intel stockholder, submitted a request to Intel regarding the approval process for adopting stockholders' rights plans (also known as "poison pills"). Intel does not have a poison pill and is not presently considering the adoption of such a device. Following consideration of Mr. Rossi's request, the Board has adopted a statement of policy on this topic. The Board's policy is that it shall seek and obtain stockholder approval before adopting any poison pill; provided, however, that this policy may be revised or repealed without prior public notice and the Board may thereafter determine to act on its own to adopt a poison pill if, under the then circumstances, the Board in its exercise of its fiduciary responsibilities, including a majority of the independent members of the Board, deems it to be in the best interests of Intel's stockholders to adopt a poison pill without the delay in adoption that would come from the time reasonably anticipated to seek stockholder approval. The Board has directed the Corporate Governance Committee to review this policy statement, including the proviso, on an annual basis and to report to the Board on any recommendations it may have concerning the policy. The terms of the policy, as in effect, will be included in Intel's published Corporate Governance Guidelines and its proxy statements.

DIRECTORS' COMPENSATION

        In 2001, each independent director was paid a retainer fee of $24,000. In addition, independent directors receive a fee of $4,000 plus out-of-pocket expenses for each regular Board meeting attended. Independent directors also receive a fee of $500 for each special telephonic Board meeting attended. In 2001, Dr. Yoffie received an additional $6,000 for serving as Lead Independent Director. Directors who are company employees receive no additional or special compensation for serving as directors. Independent directors do not receive consulting, legal or other fees from Intel other than Board compensation.

        Intel also grants stock options to independent directors. In accordance with Intel's 1984 Stock Option Plan, option grants to independent directors may not exceed 40,000 shares per director per year, and the option exercise price must be equal to the fair market value on the date of grant. During 2001, Intel granted each independent director an option to purchase a total of 15,000 shares at an exercise price of $29.41 per share, except for Mr. Hundt, who received option grants exercisable for a total of 35,000 shares at an exercise price of $28.76 per share. Mr. Hundt joined the Board in 2001, and accordingly, his option grants included an initial option to purchase 20,000 shares plus the annual director option grant of 15,000 shares. He received his grants on the date that he joined the Board, resulting in a different exercise price than the other directors' annual grants. Independent director options are exercisable in full one year from the date of grant.

        Intel has a deferred compensation plan for independent directors. Under this plan, independent directors may elect to defer up to 100% of their annual retainer and fees, and receive an investment return on the deferred funds as if the funds were invested in Intel common stock. Independent directors participating in the plan may make irrevocable elections to receive the deferred funds in a lump sum or in equal annual installments over 5 years or 10 years, and to begin receiving distributions at retirement or at the earlier of retirement and a date specified at the time of the election, which cannot be less than 24 months from the election date. This deferred independent director compensation is an unsecured obligation of Intel. Drs. Yoffie and Shaw and Mr. Pottruck participated in the deferred compensation plan for 2001.

        In 1998, the Board terminated its retirement program for independent directors. The retirement program provided a retirement benefit to any independent director who had at least 10 years of service or who retired after the age of 65 with at least 5 years of service. All independent directors serving at the time of termination were vested with the number of years served (regardless of whether they had met the previous vesting requirements), and no further years of service will accrue for purposes of retirement benefits. Directors vested under the program receive an annual benefit equal to the annual retainer fee in effect at the time of payment, to be paid beginning at commencement of retirement and continuing for the lesser of the number of years served as an independent director or the life of the director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        To Intel's knowledge, the following table sets forth information regarding ownership of Intel's outstanding common stock on February 22, 2002 by (i) each director, director nominee, director emeritus and named executive officer, and (ii) all directors, director nominees, directors emeriti and all executive officers as a group. Intel does not know of any person who beneficially owns more than 5% of its outstanding common stock. Except as otherwise indicated and subject to applicable community property laws, each owner has sole voting and sole investment powers with respect to the securities listed.

Stockholder	Number of Shares of Common Stock Beneficially Owned at February 22, 2002		Percent of Class
Gordon E. Moore, Director Emeritus and Chairman Emeritus	178,247,557		2.7%
D. James Guzy, Director	13,162,352	(1)	*
Andrew S. Grove, Director and Chairman	10,668,606	(2)	*
Leslie L. Vadasz, Director and Executive Vice President	6,549,967	(3)	*
Craig R. Barrett, Director and Chief Executive Officer	5,029,781	(4)	*
Winston H. Chen, Director	1,010,000	(5)	*
David B. Yoffie, Director	356,400	(6)	*
Jane E. Shaw, Director	258,314	(7)	*
David S. Pottruck, Director	165,200	(8)	*
Charles E. Young, Director	73,600	(9)	*
John P. Browne, Director	71,600	(10)	*
Reed E. Hundt, Director	3,000		*
Arthur Rock, Director Emeritus	16,827,108	(11)	*
Paul S. Otellini, President and Chief Operating Officer	2,185,262	(12)	*
Andy D. Bryant, Executive Vice President	454,401	(13)	*
All directors, director nominees, directors emeriti and executive officers as a group (21 individuals)	241,381,472	(14)	3.6%

*
Less than 1%.

(1)
Includes outstanding options to purchase 190,000 shares, which were exercisable as of February 22, 2002, or within 60 days from such date. Also includes 12,329,280 shares held by the Arbor Company of which Mr. Guzy is a general partner.

(2)
Includes outstanding options to purchase 2,874,348 shares, which were exercisable as of February 22, 2002, or within 60 days from such date.

(3)
Includes outstanding options to purchase 911,241 shares, which were exercisable as of February 22, 2002, or within 60 days from such date. Also includes 212,000 shares owned by a private charitable foundation, as to which Mr. Vadasz shares voting authority. Mr. Vadasz disclaims beneficial ownership of the shares held by the foundation. Also includes 5,206,821 shares held by a family trust, as to which Mr. Vadasz shares voting and disposition authority.

(4)
Includes outstanding options to purchase 2,194,348 shares, which were exercisable as of February 22, 2002, or within 60 days from such date.

(5)
Includes outstanding options to purchase 670,000 shares, which were exercisable as of February 22, 2002, or within 60 days from such date.

(6)
Includes outstanding options to purchase 350,000 shares, which were exercisable as of February 22, 2002, or within 60 days from such date.

(7)
Includes outstanding options to purchase 110,000 shares, which were exercisable as of February 22, 2002, or within 60 days from such date. Also includes 148,276 shares held by a family trust, as to which Dr. Shaw shares voting and disposition authority.

(8)
Includes outstanding options to purchase 50,000 shares, which were exercisable as of February 22, 2002, or within 60 days from such date. Includes 800 shares held by Mr. Pottruck's daughter and 2,000 shares held by Mr. Pottruck's son. Includes an aggregate of 18,400 shares held in three separate annuity trusts for the benefit of Mr. Pottruck's brother and 12,500 shares held in a limited liability partnership for which Mr. Pottruck has voting and disposition authority. Also includes 19,000 shares owned by three separate trusts. The beneficiary of each of those trusts is a private charitable foundation for which Mr. Pottruck shares voting and disposition authority.
Also includes 30,000 shares owned by such private charitable foundation. Mr. Pottruck disclaims beneficial ownership of the shares held by the private charitable foundation and the aforementioned trusts established for the benefit of such foundation.

(9)
Includes outstanding options to purchase 68,500 shares, which were exercisable as of February 22, 2002, or within 60 days from such date.

(10)
Includes outstanding options to purchase 70,000 shares, which were exercisable as of February 22, 2002, or within 60 days from such date. Also includes 1,600 shares held by Lord Browne, as to which he shares voting and disposition authority.

(11)
Includes 7,680 shares held by Mr. Rock's spouse, as to which Mr. Rock disclaims beneficial ownership because he does not have any voting or disposition authority for such shares.

(12)
Includes outstanding options to purchase 1,792,793 shares, which were exercisable as of February 22, 2002, or within 60 days from such date. Also includes 1,277 shares held by Mr. Otellini's spouse, as to which he disclaims beneficial ownership.

(13)
Includes outstanding options to purchase 354,852 shares, which were exercisable as of February 22, 2002, or within 60 days from such date. Also includes 1,600 shares held by Mr. Bryant's daughter and 1,600 shares held by Mr. Bryant's son. Mr. Bryant disclaims beneficial ownership of the shares held by his daughter and his son.

(14)
Includes outstanding options to purchase 13,132,166 shares, which were exercisable as of February 22, 2002, or within 60 days from such date. Also includes 587,992 shares held by a family trust, as to which an officer shares voting and disposition authority. Also includes a total of 7,180 shares held by the same officer's son and daughter. Such officer shares voting and disposition authority of such shares. Also includes a total of 7,140 shares held by another officer's two daughters. Such officer disclaims beneficial ownership and does not have any voting or disposition authority for such shares.

STOCK PRICE PERFORMANCE GRAPH

        This section includes a line graph comparing the cumulative total stockholder return on Intel common stock against the cumulative total return of the Dow Jones Technology Index and the S&P 500 Index for the period of five fiscal years commencing December 28, 1996 and ending December 29, 2001. The graph and table assume that $100 was invested on December 28, 1996 in each of Intel common stock, the Dow Jones Technology Index and the S&P 500 Index, and that all dividends were reinvested. This data was furnished by Dow Jones and Company, Inc. and Standard & Poor's Compustat Services, Inc. Cumulative total stockholder returns for Intel common stock and the Dow Jones Technology Index are based on Intel's fiscal year. Cumulative total stockholder return for the S&P 500 Index is based on a calendar year.

COMPARISON OF FIVE-YEAR CUMULATIVE RETURN FOR INTEL, THE DOW JONES TECHNOLOGY INDEX AND THE S&P 500 INDEX

	1996	1997	1998	1999	2000	2001
Intel Corporation	$100	$105	$185	$247	$179	$192
Dow Jones Technology Index	$100	$116	$206	$371	$238	$174
S&P 500 Index	$100	$133	$171	$208	$189	$170

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board (the "Committee") administers Intel's executive compensation program. In this regard, the role of the Committee, which is comprised entirely of outside, independent directors, is to review and approve salaries and other compensation of Intel's executive officers and administer the Executive Officer Bonus Plan (the "EOBP"). The Committee also reviews and approves various other company compensation policies and matters, and oversees Intel's stock option plans, including reviewing and approving stock option grants to Intel's executive officers.

General Compensation Philosophy

        Intel's general compensation philosophy is that total cash compensation should vary with the company's performance in achieving financial and non-financial objectives, and that any long-term incentive compensation should be closely aligned with the stockholders' interests. Intel has several performance-based compensation programs in which the majority of its employees are eligible to participate. Most Intel employees not compensated on a commission basis participate in the Employee Bonus Plan (the "EBP"). Executive officers participate in the EOBP in lieu of the EBP.

        Total cash compensation for the majority of Intel's employees, including its executive officers, consists of the following components:

  •
  Base salary;

  •
  A cash bonus (either through the EBP or the EOBP) related to Intel's earnings per share and based on an individual bonus target for the performance period; and

  •
  A cash bonus proportional to corporate profitability (see "Employee Cash Bonus Plan" on page 18).

        Long-term incentive compensation is realized through granting stock options to most employees, including eligible executive officers. In addition, Intel has assumed incentive plans in connection with mergers and acquisitions, including vested and unvested in-the-money stock option grants. At the time of assumption, these grants and plans are converted to become options on or grants of Intel common stock. Intel does not make any new grants under the assumed plans, and no Intel directors or executive officers have received grants made pursuant to such plans.

        In addition to encouraging stock ownership by granting stock options, Intel encourages its employees to own company stock through a tax-qualified employee stock purchase plan, which is generally available to all employees. This plan allows participants to buy Intel stock at a discount to the market price with up to 10% of their salary and bonuses (subject to certain limits), thereby allowing employees to profit when the value of Intel stock increases over time.

Setting Executive Compensation

        In setting the base salary and individual EOBP bonus target amount (together referred to as "BSBT") for executive officers, the Committee reviews executive compensation information for U.S.-based companies generally considered to be comparable to Intel, most of which are included in the Dow Jones Technology Index. Although the Committee does not use a specific formula to set pay in relation to this market data, it generally sets executive officer BSBT slightly below the average salaries for comparable jobs in the marketplace. However, when Intel's business groups meet or exceed certain predetermined financial and non-financial goals, amounts paid under the performance-based compensation programs may lead to total cash compensation levels that are higher than the average salaries for comparable jobs. The Committee also reviews the compensation levels of the executive officers for internal consistency relative to the 100 most highly paid Intel employees.

        Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Tax Code"), places a limit of $1,000,000 on the amount of compensation that Intel may deduct in any one year with respect to each of its five most highly paid executive officers. Certain performance-based compensation approved by stockholders is not subject to the deduction limit. Intel's 1984 Stock Option Plan and the EOBP are qualified so that awards under such plans constitute performance-based compensation not subject to Section 162(m) of the Tax Code. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy that all compensation must be deductible.

Base Salary

        In accordance with Intel's compensation philosophy that total cash compensation should vary with company performance, the Committee establishes base salaries of executive officers at levels that it believes are below the average base salaries of executives of companies it considers comparable to Intel. Thus, as set forth in the following section of this report, a large part of each executive officer's potential total cash compensation is dependent on Intel's performance.

        The Committee reviews the history of and proposals for the compensation package of each of Intel's executive officers, including BSBT and performance-based compensation components. It then sets the base salary as a percentage of BSBT, taking into account the officers' levels and amount of responsibility. In general, executive officers with the highest level and amount of responsibility have the lowest percentage of their BSBT as base salary and the highest percentage of their BSBT as their individual bonus target amount. For example, in 2001, the base salary for Dr. Barrett, then President and Chief Executive Officer, was 50% of his total BSBT. The other executives' base salaries were determined in the same manner, but the base salary segment as a percentage of their BSBT for 2001 ranged from 50% to 64%, depending on their job responsibilities. Once it is fixed, base salary does not depend on Intel's performance. In 2001, Dr. Moore, Intel's Chairman Emeritus, received compensation equal in amount to that paid to independent directors (as described under "Directors' Compensation" on page 12) until he retired from the Board and as an executive officer in May 2001.

Performance-Based Compensation

Executive Officer Bonus Plan

        The EOBP is a cash-based incentive bonus program, and its purpose is to motivate and reward eligible employees for good performance by making a portion of their cash compensation dependent on Intel's diluted earnings per share ("EPS").

        The EOBP provides for the determination of a maximum bonus amount established annually for each executive officer pursuant to a predetermined objective formula, subject to a maximum annual limit of $5,000,000. Under this predetermined formula, the maximum bonus payment for any performance period is the product of (1) the executive officer's individual bonus target for the performance period and (2) the numerical value of Intel's EPS for the performance period multiplied by a pre-established factor (the "multiplier") set by the Committee for that same period. For purposes of this formula, "EPS" means the greater of (x) Intel's operating income or (y) Intel's net income per weighted average common and common equivalent shares outstanding, in each case adjustable based on qualifying objective criteria selected by the Committee in its sole discretion within the period prescribed by the IRS. Such criteria may include, but are not limited to: asset write-downs; acquisition-related charges; litigation; claim judgments, settlements or tax settlements; the effects of changes in tax law, changes in accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs; unrealized gains or losses on investments; and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial condition and results of operations appearing in Intel's annual report to stockholders for the applicable year. Operating income does not include interest and other income earned by Intel, and does not include a deduction for interest expense and income taxes; as a result, the figure for operating income per share generally exceeds the figure for net income per share. The Committee reviews and approves the EPS data used in the calculations.

        In March 2001, the Committee established individual bonus targets ranging from $100,000 to $575,000 for each of the executive officers (representing a range of 36% to 50% of BSBT) and set the multiplier as 2.538 for the 2001 performance period. During this period, adjusted operating income per share of $0.70 exceeded adjusted net income per share of $0.52 and led to an EPS value, as defined, of $0.70 to be used in the formula for determining the maximum bonus amount. As authorized by the EOBP, the Committee adjusted operating income per share for certain acquisition-related costs and adjusted net income per share for such acquisition-related costs. Neither base salary nor bonus targets for 2001 were increased over the amounts set for 2000.

        Under the EOBP, the Committee has the discretion to reduce (but not increase) an individual's actual bonus payment from the amount that would otherwise be payable under the formula established by the Committee. In the past, the Committee has exercised its discretion to reduce bonus payments in this manner. The EOBP does not specify factors that the Committee must evaluate in exercising its discretion to reduce EOBP bonus payments, and it also does not require the Committee to make any reductions.

        For the 2001 performance period, executive officers were paid bonuses at amounts equal to the maximum amounts payable under the EOBP. In prior years, the Committee exercised its discretion to make bonus payments under the EBP because the amounts payable under the EBP were generally lower than the maximum bonuses payable under the EOBP due to differences in the plan calculations of bonus amounts. For 2001, bonuses under the EBP would have been higher than bonuses under the EOBP. The EBP formula uses the net income per share amount in its calculation, and the Committee may adjust that per share amount at its discretion. The EPS used in the EOBP formula is based on the greater of operating income or net income (subject to adjustment as described in this section). For 2001, the net income per share amount used in the EBP and EOBP formulas was adjusted for certain acquisition-related costs. The EBP formula also takes into account whether certain business groups have met their objectives over the performance period. The goals are set annually and vary from year to year. In determining bonuses payable to the executive officers with responsibility for Intel's overall performance, such as the Chairman of the Board and the Chief Executive Officer, the Committee took into account the corporate average score on achievement of business objectives. For those executive officers with specific responsibility for a particular business group, achievement scores were based on either the individual business group's score or a combination of the group's score and the corporate average score. Bonuses paid to executive officers for 2001 under the EOBP averaged 64% less than the bonuses for 2000, which is in general accord with the EOBP's intent to reflect the relative level of Intel's financial performance from year to year.

Employee Cash Bonus Plan

        The Employee Cash Bonus Plan is a profit sharing program that offers cash rewards to employees, including executive officers, based on corporate profitability. Twice a year, eligible employees receive 0.55 day's pay (calculated based on eligible earnings for the six-month period, including one-half of EBP or EOBP bonus targets as applicable) for every two percentage points of corporate pretax profit as a percentage of revenues, or a total payment based on 4% of net income, whichever is greater. The Employee Cash Bonus is paid in the first and third quarters of each year based on corporate performance for the preceding two quarters.

        For 2001, payments based on corporate pretax profit resulted in an annual cash bonus payment under the Employee Cash Bonus Plan of 10.8 days' pay per employee. Pursuant to the Employee
Cash Bonus Plan's provision for rewarding employees for helping Intel be Vendor of Choice among its customers, the 2001 bonus amount included an extra day of pay for each employee.

Profit Sharing Retirement Plans

        Intel has both tax-qualified and non-qualified capital accumulation/retirement plans ("Profit Sharing Retirement Plans"). The tax-qualified plans are available to eligible employees in the U.S., and there are similar plans for certain of Intel's non-U.S. subsidiaries. The non-qualified plan is a supplemental plan that provides eligible U.S. employees with contributions that could not be credited to their individual accounts under the qualified plan because of Tax Code limitations. The Profit Sharing Retirement Plans are defined contribution plans designed to accumulate retirement funds for employees, including executive officers, and to allow Intel to make contributions or allocations to those funds. Intel's contribution is subject to the Board's discretion, and may vary with the company's financial performance, particularly revenues and income. However, in determining the contribution, the Board is not required to consider any specific factors, including corporate performance. Company contributions made under the plans vest beginning after three years of service in 20% annual increments until the employee is 100% vested after seven years.

        For 2001, Intel's discretionary contributions (including allocation of forfeitures) to the Profit Sharing Retirement Plans for all eligible employees, including executive officers, equaled 8% of eligible salary (which includes actual EBP or EOBP bonus payments as applicable). Contributions to individual accounts for the qualified plan are limited under the Tax Code. Where Tax Code limits applied, the excess, up to 8% of eligible salary, was allocated to the non-qualified plan for eligible employees, including executive officers.

Stock Options

        Intel grants stock options to help retain employees and to align employees' interests with stockholders' interests. Stock options have value for an employee only if Intel's stock price increases above the employee's option exercise price and the employee remains employed by Intel for the period required to exercise the stock options, thus providing an incentive to remain employed by Intel. In addition, stock options directly link a portion of an employee's compensation to stockholders' interests by providing an incentive to maximize stockholder value.

        Intel has a 1984 Stock Option Plan, as amended, that is generally used for making annual grants to officers and directors as a part of Intel's executive performance review process. Annual stock option grants for executives are a key element of market-competitive total compensation. In 2001, management recommended stock options for the executive officers, and the Committee reviewed and approved the grants. Individual grant amounts were based on internal factors, such as the size of prior grants, relative job scope and contributions made during the past year, as well as a review of publicly available data on senior management compensation at other companies. In general, initial grants received upon commencement of employment are exercisable in increments over a five-year period, and subsequent grants are first exercisable five years after the date of grant (for example, options granted in 2001 become exercisable in 2006). Under the 1984 Stock Option Plan, Intel occasionally makes additional stock option grants to key officers and other senior-level employees in recognition of their future potential in leading the corporation. The vesting schedule for these grants is generally longer than that of regular stock options, typically vesting in increments beginning five years after the grant date, with the final increment vesting eight years after the grant date. Intel also has a 1997 Stock Option Plan for use with all employees other than officers and directors. Stock options under all such plans are granted at a price equal to the fair market value on the date of grant. In addition, Intel has assumed incentive plans in connection with mergers and acquisitions, including vested and unvested in-the-money stock option grants. At the time of assumption, these grants and plans are converted to options on or grants of Intel common stock. No new grants are made under such assumed plans, and no Intel directors or executive officers are recipients of grants made pursuant to such plans.

        In March 2001, the Committee granted supplemental stock options to employees who had previously received options with an exercise price above $30 per share. The Committee granted the options to all eligible employees, and aggregate grants to the top five most highly compensated employees were less than 1% of the total grant. The Committee granted these options to retain employees due to competitive market conditions and a decline in Intel's stock price. The 2001 supplemental grants vest ratably over a two-year period from the date of grant.

        In October 2001, the Committee granted the 2002 annual merit-based stock options early in order to enhance the potential long-term retention value of these options. The Committee granted these early options to all eligible employees, and aggregate grants to the top five most highly compensated employees were approximately 1% of the total grant. The Committee intends to reduce merit grants made in 2002 by the shares in this early grant program. The 2002 merit grant vests in 2007, on or about the same date it would have vested if granted in 2002.

Company Performance and CEO Compensation

        Intel's compensation program is designed to promote the achievement of corporate and business objectives. This pay-for-performance program is most clearly exemplified in the compensation of Intel's Chief Executive Officer, Dr. Barrett.

        Dr. Barrett does not have an employment contract. Dr. Barrett's BSBT is determined in the same manner as described for all executive officers. In setting compensation levels for the Chief Executive Officer, the Committee considers comparative compensation information from other companies for the prior year. However, in line with the Committee's general practice and discretionary authority, Dr. Barrett's 2001 salary and individual bonus target were not tied directly to the comparative compensation data. In March 2001, Dr. Barrett's base salary and bonus target were set at levels that, by comparison to selected companies reflected in the market data, most of which are included in the
Dow Jones Technology Index, were 54% of the average for base salary, 46% of the average for target incentive-based compensation and 50% of the average for BSBT.

        Under the EOBP, Dr. Barrett's actual bonus for 2001 (paid in 2002) was $1,023,500. This bonus, like the bonuses paid to each of the other executive officers under the EOBP, was equal to the maximum amount payable under the EOBP. The bonus that would have been payable under the EBP was more than the amount payable under the EOBP. Although Dr. Barrett's BSBT was 50% of the average total target compensation disclosed by the selected peer group, due to the high variability in Intel's total compensation program, his actual cash compensation (base salary and bonus) for 2001 was 89% of the average total actual cash compensation disclosed by the selected peer group.

        In 2001, the Committee awarded Dr. Barrett the following stock options: (1) a March 2001 supplemental grant (further described under "Stock Options" on page 19) to purchase 84,696 shares of stock, of which 42,238 shares are first exercisable in 2002, with the remaining shares becoming exercisable in 2003; (2) an April 2001 grant to purchase 200,000 shares of stock, which becomes exercisable in 2006; and (3) an October 2001 grant (further described under "Stock Options" on page 19) to purchase 200,000 shares of stock, which becomes exercisable in 2007. In 2001, Intel also contributed $13,600 to Dr. Barrett's account under the tax-qualified retirement plan and allocated $251,178 to Dr. Barrett's account under the non-qualified retirement plan, based on Intel's 2001 results. In general, Dr. Barrett's retirement plan accounts are available to Dr. Barrett only upon retirement, termination, disability or death.

        The Committee is pleased to submit this report to the stockholders on these matters.

Compensation Committee:

Jane E. Shaw, Chairman	Winston H. Chen
John P. Browne	David S. Pottruck

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

        None of Intel's executive officers has employment or severance arrangements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        None.

EXECUTIVE COMPENSATION

        The following tables set forth the annual compensation for Intel's Chief Executive Officer and the four other most highly compensated executive officers serving at the end of 2001.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation Awards (2)
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)	Securities Underlying Options (#)(3)	All Other Compensation ($)(4)
Craig R. Barrett Chief Executive Officer	2001 2000 1999	575,000 575,000 525,000	1,075,300 2,784,700 2,591,300	— — —	484,696 200,000 216,000	264,800 397,700 292,500
Andrew S. Grove Chairman of the Board	2001 2000 1999	525,000 525,000 500,000	981,800 2,542,900 2,467,900	— — —	384,696 200,000 216,000	243,800 375,600 305,700
Paul S. Otellini President and Chief Operating Officer	2001 2000 1999	300,000 300,000 266,000	561,000 1,293,500 1,109,300	— — —	357,586 120,000 108,000	125,400 177,500 136,100
Leslie L. Vadasz Executive Vice President President, Intel Capital	2001 2000 1999	275,000 275,000 260,000	468,600 1,281,400 1,120,000	— — —	335,650 90,000 54,000	122,700 175,300 143,600
Andy D. Bryant Executive Vice President Chief Financial and Enterprise Services Officer	2001 2000 1999	260,000 260,000 240,000	468,000 1,309,400 1,060,700	— — —	253,704 90,000 90,000	121,800 166,100 126,400

(1)
This amount includes the bonuses paid under the EOBP and the Employee Cash Bonus Plan for 1999, 2000 and 2001. Mr. Bryant also received an additional $25,000 bonus for 2000 in recognition of his expanded responsibilities and services during the year.

(2)
Intel does not offer any restricted stock awards, stock appreciation rights or other long-term incentive programs.

(3)
Indicates number of shares of common stock underlying options.

(4)
All amounts listed in this column are composed of discretionary company contributions made under Intel's non-qualified, defined contribution retirement plan and discretionary company contributions of $13,600 ($19,500 in 2000 and $20,000 in 1999) for each of the named executives to Intel's qualified, broad-based defined contribution retirement plan. These amounts are to be paid out to the named executives (or any other plan participant) only upon retirement, termination, disability or death.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)(4)
	Number of Securities Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees in Fiscal Year (2)
Name				Exercise or Base Price ($/Share)(3)	Expiration Date
						5%	10%
C. Barrett	84,696 200,000 200,000	0.04 0.08 0.08	% % %	25.69 24.23 24.37	3/21/11 4/10/11 10/31/11	1,368,200 3,047,000 3.064,600	3,467,400 7,721,700 7,766,300
A. Grove	84,696 200,000 100,000	0.04 0.08 0.04	% % %	25.69 24.23 24.37	3/21/11 4/10/11 10/31/11	1,368,200 3,047,000 1,532,300	3,467,400 7,721,700 3,883,200
P. Otellini	49,586 108,000 200,000	0.02 0.05 0.08	% % %	25.69 24.23 24.37	3/21/11 4/10/11 10/31/11	801,000 1,645,400 3,064,600	2,030,000 4,169,700 7,766,300
L. Vadasz	119,650 108,000 108,000	0.05 0.05 0.05	% % %	25.69 24.23 24.37	3/21/11 4/10/11 10/31/11	1,932,900 1,645,400 1,654,900	4,898,400 4,169,700 4,193,800
A. Bryant	37,704 108,000 108,000	0.02 0.05 0.05	% % %	25.69 24.23 24.37	3/21/11 4/10/11 10/31/11	609,100 1,645,400 1,654,900	1,543,600 4,169,700 4,193,800

(1)
Options granted on March 21, 2001 vest ratably over a two-year period. Options granted on April 10, 2001 are first exercisable in 2006. In addition, all named executive officers, as well as other employees, received an early merit-based grant for 2002 on October 31, 2001 that is first exercisable in 2007.

(2)
Based on a total of 238,145,144 shares subject to options granted to employees under Intel's option plans in 2001.

(3)
Under all stock option plans, the option purchase price is equal to the fair market value at the date of the grant. Options were granted on March 21, 2001, April 10, 2001 and October 31, 2001.

(4)
In accordance with U.S. Securities and Exchange Commission rules, these columns show gains that could accrue for the respective options, assuming that the market price of Intel common stock appreciates from the date of grant over a period of 10 years at an annualized rate of 5% and 10%, respectively. If the stock price does not increase above the exercise price at the time of exercise, realized value to the named executives from these options will be zero.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at December 29, 2001 (#)(1)
					Value of Unexercised In-the-Money Options at December 29, 2001 ($)(2)
Name	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
C. Barrett	544,000	17,261,229	2,336,000	2,628,696	65,506,900	27,444,200
A. Grove	—	—	2,064,000	1,856,696	44,134,200	17,762,000
P. Otellini	—	—	1,640,000	1,641,586	45,719,700	17,039,900
L. Vadasz	—	—	700,416	1,023,650	19,230,200	4,603,300
A. Bryant	144,000	3,325,392	240,000	1,185,704	5,923,200	18,616,000

(1)
These amounts represent the total number of shares subject to stock options held by the named executives at December 29, 2001. These options were granted on various dates during the years 1992 through 2001.

(2)
These amounts represent the difference between the exercise price of the stock options and the closing price of Intel common stock on December 28, 2001 (the last day of trading for the fiscal year ended December 29, 2001) for all in-the-money options held by the named executive. The in-the-money stock option exercise prices range from $1.63 to $30.70. These stock options were granted at the fair market value of the stock on the grant date.

PENSION PLAN TABLE

	Years of Service
Eligible Compensation
	15	20	25	30	35
$170,000 and above	$32,072	$42,762	$53,453	$64,144	$74,834

        The Pension Plan provides for minimum pension benefits determined by a participant's years of service credited under the plan, final average compensation, taking into account the participant's Social Security wage base and the value of the participant's company contributions, plus earnings, in the
Profit Sharing Retirement Plan. If the annuity value of the participant's Profit Sharing Retirement Plan account balance exceeds the pension guarantee, the participant will receive benefits from the Profit Sharing Retirement Plan only. Compensation includes regular earnings and most bonuses. However, maximum eligible compensation for 2001 is $170,000, in accordance with Internal Revenue Code Section 401(a)(17). This amount is subject to cost-of-living adjustments in accordance with Internal Revenue Code Section 415(d).

        The table illustrates the estimated annual benefits payable in the form of a straight-life annuity upon retirement at age 65 under the pension plan to persons in the specified compensation and years of service classifications for Social Security benefits. The Employee Retirement Income Security Act of 1974 contains certain limitations on the amount of benefits that may be paid under pension plans qualified under the Tax Code. The amounts shown are subject to reduction to the extent that they exceed such limitations, but they are not subject to reduction for Social Security benefits.

        For each of the employees named in the Summary Compensation Table on page 22, the years of credited service as of year-end 2001 under Intel's pension plan are: Dr. Barrett (27), Dr. Grove (33), Mr. Otellini (27), Mr. Vadasz (33) and Mr. Bryant (20).

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of the Board (the "Audit Committee") is comprised solely of independent directors, as defined in the Marketplace Rules of The Nasdaq Stock Market, Inc., and it operates under a written charter adopted by the Board. The composition of the Audit Committee, the attributes of its members and its responsibilities, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. A copy of the Audit Committee's charter was most recently published in Intel's proxy statement for its 2001 Annual Stockholders' Meeting.

        As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of Intel's financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of Intel's financial statements; accounting and financial reporting principles; internal controls; and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, Intel's independent auditing firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards. Intel has a full-time Internal Audit department that reports to the Audit Committee and to management, and is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of Intel's system of internal controls relating to the reliability and integrity of its financial information. The Audit Committee and the Board have ultimate authority and responsibility to select, evaluate and, when appropriate, replace Intel's independent auditors.

        The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors, nor can the Audit Committee certify that the independent auditors are "independent" under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee's members in business, financial and accounting matters.

        The Audit Committee has an annual agenda that includes reviewing Intel's financial statements, internal controls and audit matters. The Audit Committee meets each quarter with Ernst & Young LLP, Intel's Director of Internal Audit and management to review Intel's interim financial results before the publication of Intel's quarterly earnings press releases. The Audit Committee had previously delegated this activity to the Chairman of the Audit Committee. Management's and independent auditors' presentations to and discussions with the Audit Committee cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditors. In addition, the Audit Committee generally oversees Intel's internal compliance programs.

        Among other matters, the Audit Committee monitors the activities and performance of Intel's internal and external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditors may be retained to perform non-audit services. Intel's independent auditors provide the Audit Committee with the written disclosures required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and the Audit Committee discusses with the independent auditors and management that firm's independence.

        In accordance with Audit Committee policy, the Chairman of the Audit Committee and Intel's Director of Internal Audit must first review and approve any engagement of Ernst & Young LLP, in addition to the financial statement audit work, with a fee of $25,000 or more. The consideration of additional engagements uses the factors suggested in Chapter 5, "Auditor Independence," of the
Public Oversight Board's Panel on Audit Effectiveness Report and Recommendations, published in

August 2000 (the "O'Malley Report"). In the O'Malley Report's view, "in determining the appropriateness of a particular service, one guiding principle should be whether the service facilitates the performance of the audit, improves the client's financial reporting process or is otherwise in the public's interest." See "Proposal 2: Ratification of Selection of Independent Auditors" on page 27 for further information regarding fees paid to Ernst & Young LLP for services in fiscal year 2001.

        The Audit Committee has reviewed and discussed the consolidated financial statements for fiscal year 2001 with management and the independent auditors; management represented to the Audit Committee that Intel's consolidated financial statements were prepared in accordance with generally accepted accounting principles; and the independent auditors represented that their presentations included the matters required to be discussed with the independent auditors by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees." This review included a discussion with management of the quality, not merely the acceptability, of Intel's accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in Intel's financial statements. In reliance on these views and discussions, and the report of the independent auditors, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in Intel's Annual Report on Form 10-K for the year ended December 29, 2001 for filing with the U.S. Securities and Exchange Commission.

  Audit Committee:

Winston H. Chen, Chairman	D. James Guzy
John P. Browne	Reed E. Hundt

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        Ernst & Young LLP has been Intel's independent auditors since Intel's incorporation in 1968, and at the recommendation of the Audit Committee, the Board has selected Ernst & Young as Intel's independent auditors for the fiscal year ending December 28, 2002. In the event that ratification of this selection of auditors is not approved by a majority of the shares of common stock voting thereon, management and the Board will review their future selection of auditors.

        Representatives of Ernst & Young attend substantially all meetings of the Audit Committee. The Audit Committee reviews audit and non-audit services performed by Ernst & Young as well as the fees charged by Ernst & Young for such services. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible effect of the performance of such services on the auditor's independence. Additional information concerning the Audit Committee and its activities with Ernst & Young can be found under "Board Committees and Meetings" on page 9 and "Report of the Audit Committee" on page 25.

        Intel expects that a representative of Ernst & Young will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from stockholders.

Fees Paid to Ernst & Young

        The following table shows the fees that Intel paid or accrued for the audit and other services provided by Ernst & Young for fiscal year 2001.

Audit Fees	$4,192,000
Financial Information Systems Design and Implementation Fees	$0
All Other Fees	$5,147,000
Total	$9,339,000

        Audit Fees ($4,192,000). This category includes the fees for the examination of Intel's consolidated financial statements and the quarterly reviews of interim financial statements. This category also includes advice on audit and accounting matters that arose during or as a result of the audit or the review of interim financial statements, and the preparation of an annual "management letter" on internal control matters.

        All Other Fees ($5,147,000). This category consists of fees for audit-related services ($3,325,000), and other services ($1,822,000). Audit-related services are closely related to the financial audit process and primarily consist of statutory audits required by non-U.S. jurisdictions; audits of Intel's benefit plans; audits of vendors, licensees and customers to confirm that contract terms of pricing and payment are being met; internal control advisory services; work on registration statements filed with the U.S. Securities and Exchange Commission; and related accounting advice. Other services consist largely of tax services provided in various countries.

        Intel does not use Ernst & Young for financial information system design and implementation. These services, which include designing or implementing a system that aggregates source data underlying the financial statements or generates information that is significant to Intel's financial statements, are provided internally or by other service providers. Intel has a full-time Internal Audit department and does not engage Ernst & Young to provide compliance outsourcing services.

Recommendation of the Board

The Board recommends a vote "FOR" the ratification of appointment of Ernst & Young as Intel's independent auditors for 2002.

ADDITIONAL MEETING INFORMATION

        Meeting Proposals. At this date, there are no other matters that the Board intends to present, or has reason to believe others will present, at the annual meeting. If other matters come before the annual meeting, the persons named as proxies will vote in accordance with their best judgment with respect to such matters.

        Proxy Solicitation. Intel will bear the expense of soliciting proxies, and it has retained D. F. King & Co., Inc. for a fee of $11,500 plus a reasonable amount to cover expenses. Certain of Intel's directors, officers and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail or other electronic means. Intel is required to request that brokers and nominees who hold stock in their name furnish Intel's proxy material to beneficial owners of the stock and must reimburse such brokers and nominees for the expenses of doing so in accordance with certain statutory fee schedules.

OTHER MATTERS

        Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Intel's directors and executive officers, among others, to file with the U.S. Securities and Exchange Commission (the "SEC") and The Nasdaq Stock Market, Inc. an initial report of ownership of Intel stock on a Form 3 and reports of changes in ownership on a Form 4 or a Form 5. Persons subject to Section 16 are required by SEC regulations to furnish Intel with copies of all Section 16(a) forms that they file. Under SEC rules, certain forms of indirect ownership and ownership of company stock by certain family members are covered by these reporting requirements. As a matter of practice, Intel's administrative staff assists its executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files these reports on their behalf.

        Based solely on a review of the copies of such forms in its possession, and on written representations from certain reporting persons, Intel believes that during fiscal 2001, all of its executive officers and directors filed the required reports on a timely basis under Section 16(a), except for a Form 4, which was not timely filed to report the purchase of Intel stock by Arthur Rock, Director Emeritus. A corrective filing has been made for this transaction.

        2003 Stockholder Proposals or Nominations. From time to time, Intel's stockholders submit proposals that they believe should be voted on at the annual meeting or nominate persons for election to the Board. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some stockholder proposals may be eligible for inclusion in Intel's 2003 proxy statement. Any such stockholder proposals must be submitted via e-mail to corporate.secretary@intel.com or in writing to Intel's corporate secretary at M/S SC4-203, 2200 Mission College Blvd., Santa Clara, California 95052-8119. Intel must receive all submissions no later than December 11, 2002. Intel strongly encourages stockholders interested in submitting a proposal to contact knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that Intel will include it in its proxy statement. The Corporate Governance Committee reviews all stockholder proposals and makes recommendations to the Board for action on such proposals.

        Alternatively, under Intel's Bylaws, if a stockholder does not wish to include a proposal or a nomination for the 2003 annual stockholders' meeting in Intel's proxy statement, the stockholder may submit the proposal or nomination not less than 45 days or more than 120 days prior to the anniversary of the date on which Intel first mailed its proxy materials for the 2002 annual meeting, unless the date of the 2003 annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the 2002 annual meeting. For Intel's 2003 annual meeting, Intel must receive such proposals and nominations no earlier than December 11, 2002 and no later than February 24, 2003. If the date of the 2003 annual meeting is advanced by more than

30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the 2002 annual meeting, the stockholder must submit any such proposal or nomination no later than the close of business on the later of the 60th day prior to the 2003 annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The stockholder's submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder's ownership of Intel stock. Intel will not entertain any proposals or nominations at the annual meeting that do not meet these requirements. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, Intel may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such stockholder proposal or nomination. Stockholders should contact Intel's corporate secretary via e-mail at corporate.secretary@intel.com or in writing at M/S SC4-203, 2200 Mission College Blvd., Santa Clara, California 95052-8119 to make any submission. Intel strongly encourages stockholders to seek advice from knowledgeable counsel before submitting a proposal or nomination.

        Financial Statements. Intel's financial statements for the year ended December 29, 2001 are included in Intel's 2001 Annual Report to Stockholders, which is being sent to Intel's stockholders at the same time as this proxy statement. Intel encourages its stockholders to conserve natural resources, as well as reduce mailing and printing costs, by signing up for electronic delivery of Intel stockholder communications. For more information, see "Electronic Delivery of Intel Stockholder Communications" on page 2. If you have not received or had access to the annual report, please call Intel Investor Relations at (408) 765-4994, and Intel will send a copy to you. Intel's annual report and this proxy statement are available on our Investor Relations Web site at www.intc.com.

COMMUNICATING WITH INTEL

        From time to time, we receive calls from stockholders asking how they can communicate with Intel. The following communication options are available.

        If you would like to receive information about Intel, you may use one of the following methods:

  1.
  Intel's main Internet site, located at www.intel.com, contains product and marketing data as well as job listings. Intel's Investor Relations site, located at www.intc.com, contains company press releases, financial information and stock quotes, as well as links to Intel's SEC filings. An online version of this proxy statement is located at www.intc.com/intel/finance/proxy02 and Intel's 2001 Annual Report to Stockholders is located at www.intc.com/intel/annual01.

  2.
  To have information such as Intel's latest quarterly earnings release, Form 10-K, Form 10-Q or annual report mailed to you, please call Intel's transfer agent, Computershare Investor Services, LLC, at (800) 298-0146 (within the U.S. and Canada) or (312) 360-5125 (outside the U.S. and Canada, call collect).

        If you would like to contact us, please call Intel Investor Relations at (408) 765-4994, or send your correspondence to the following address:

    Intel Corporation
    2200 Mission College Blvd.
    Santa Clara, CA 95052-8119 USA
    Attn: Investor Relations, RN5-24

        We encourage you to conserve natural resources, as well as reduce printing and mailing costs, by signing up for electronic delivery of Intel stockholder communications. For more information, see "Electronic Delivery of Intel Stockholder Communications" on page 2.

                      By Order of the Board of Directors

                      By: F. THOMAS DUNLAP, JR.
                       Secretary

Santa Clara, California
April 10, 2002

Intel, the Intel logo and Pentium are trademarks or registered trademarks of Intel Corporation or its subsidiaries in the United States and other countries.
*Other names and brands may be claimed as the property of others.

Directions to the Santa Clara Convention Center
5001 Great America Parkway, Santa Clara, California

The Santa Clara Convention Center is located at the corner of Great America Parkway and Tasman Drive. There is parking in front of the building and in a large parking garage behind the Center.
There is NO CHARGE for parking. The meeting will be held in Exhibit Hall C.

From San Francisco	From San Jose/Monterey/Morgan Hill
Take 101 South to the Great America Parkway exit. Go East onto Great America Parkway (a left turn). Follow for 1 1/2 miles to Tasman Drive. Turn right onto Tasman Drive, and the Center will be on your left.	Take 101 North to the Great America Parkway exit. Go East onto Great America Parkway
(a right turn). Follow for 1 1/2 miles to Tasman Drive. Turn right onto Tasman Drive, and the Center will be on your left.
From Oakland	From Sacramento/Walnut Creek/Dublin
Take 880 South to 237 West. Turn left at the Great America Parkway exit. Follow for about 3/4 mile. Turn left onto Bunker Hill Drive (the Westin Hotel will be on your left). This will bring you directly into the parking garage for the Center and the hotel.	Take 680 South to Calaveras Highway/237 West. See directions from Oakland (237 West).
From Santa Cruz/Los Gatos
Take 880 North to 101 North. See directions from San Jose.

PROXY	PROXY

INTEL CORPORATION

2200 Mission College Blvd., Santa Clara, California 95052-6119

Proxy Solicited by Board of Directors for Annual Meeting—May 22, 2002

ANDREW S. GROVE, CRAIG R. BARRETT and F. THOMAS DUNLAP, JR., or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Intel Corporation to be held on Wednesday, May 22, 2002 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Item 1 (Election of Directors) and FOR Item 2 (Ratification of Appointment of Independent Auditors).

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

IF VOTING BY PAPER,

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD

PROMPTLY, USING THE ENCLOSED ENVELOPE

(Continued and to be signed on reverse side.)

SEE REVERSE SIDE

[INTEL LOGO]

Internet and Telephone Instructions

The methods below are quick, easy and available 24 hours a day, 7 days a week.

If you vote by phone or Internet, have this proxy card in hand when you vote.

To vote using the telephone (within the U.S. and Canada)	To vote using the Internet

•  Call toll free 1-888-266-6795 prior to 12:00 midnight, Eastern time, May 21, 2002, on a touch tone telephone.

Option 1: To vote as the Board of Directors recommends on ALL proposals, press 1. When asked, please confirm your vote by pressing 1.

Option 2: If you choose to vote upon each proposal separately, press 0 and follow the recorded instructions.

•  Go to the following web site prior to 12:00 midnight, Central time, May 21, 2002 www.computershare.com/us/proxy

•  Enter the information requested on your computer screen, including your six-digit Control Number located below, then follow the voting instructions on the screen.

IF YOU VOTE BY TELEPHONE OR INTERNET, PLEASE DO NOT MAIL BACK THIS PROXY CARD.

Thank you for voting!

CONTROL NUMBER

6230—Intel Corp.

[INTEL LOGO]

☐	Mark this box with an X if you have made changes to your name or address details below.

A0000

Annual Meeting Proxy Card
Please mark vote in box in the following manner using dark ink only. X			OR	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
The Board of Directors recommends a vote FOR the listed nominees. Shares will be so voted unless you otherwise indicate.				The Board of Directors recommends a vote FOR Item 2. Shares will be so voted unless you otherwise indicate.
1. Election of Directors—	For	Withhold			For	Against	Abstain
01 - Craig R. Barrett 02 - John P. Browne 03 - Winston H. Chen 04 - Andrew S. Grove 05 - D. James Guzy 06 - Reed E. Hunt 07 - Paul S. Otellini 08 - David S. Pottruck 09 - Jane E. Shaw 10 - David B. Yoffie 11 - Charles E. Young	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	2.	Ratification of appointment of Ernst & Young LLP as independent auditors for 2002.	☐	☐	☐

PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.
Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
NOTE: Please sign exactly name appears hereon. For joint accounts both owners should sign. When signing as executor, administrator, attorney, trustee or guardian, etc. please sign your full title.

Signature 1		Signature 2			Date (dd/mm/yyyy)
/ /

6230—Intel Corp.

QuickLinks

Notice of Annual Stockholders' Meeting May 22, 2002 10:00 a.m. Pacific Time
TABLE OF CONTENTS
PROXY STATEMENT
  PROPOSAL 1: ELECTION OF DIRECTORS
  PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS